Exhibit 10.5

August 23, 2007

William K. McVicar, Ph. D.

31 Powers Road

Sudbury, MA 01776

Dear Mr. McVicar:

I am pleased to offer you the position of Executive Vice President, Pharmaceutical Development at Inotek Pharmaceuticals Corporation (“Inotek” or the “Company”), commencing September 19, 2007 (the “Effective Date”). This Offer Letter will outline the terms of your employment.

As Executive Vice President, Pharmaceutical Development you will report directly to the President and CEO, You will devote your full business efforts and time to the Company. Your duties include but are not limited to:

•	Oversee new product development activities, assign projects to appropriate teams, and provide direction to solve complex drug development issues.

•	Actively participate in and direct the activities of scientists responsible for Drug Delivery from concept through technology transfer.

•	Oversee product development planning, goal setting, project cost estimating, strategic planning, and staff organization and development.

•	Ensure a smooth transition with pilot plant scale-up and technology transfer, working closely with manufacturing to resolve technical issues.

•	Support clinical and regulatory affairs, and the preparation of technology transfer documentation.

•	Manage and lead a diverse set of projects and R&D personnel with a focus on product quality, safety, and effectiveness.

•	Actively participate in and direct the activities of scientists responsible for the ADME/PK development activities of drug candidates.

•	Responsible for overseeing all GLP preclinical Toxicology and Safety Pharmacology.

•	Work with CSO to coordinate pharmacology development activities of drag candidates.

•	Other tasks as assigned consistent with your position as Executive Vice President, Pharmaceutical Development.

While employed by the Company in this capacity, you shall receive as initial compensation for your services a monthly base salary of $21,666.67 ($260,000 on an annualized basis), that will be paid in accordance with the Company’s normal payroll procedures and subject to the usual required withholding. In addition, the Company shall grant to you an option to purchase 515,000 shares of the Company’s common stock under the existing stock option program (the “Option”).

Except as otherwise expressly provided herein, twenty-five percent (25%) of the Option shall vest and become exercisable on the one-year anniversary of the commencement of your employment, and the remainder of the Option shall vest monthly, on a pro-rated basis, during the 36 months following the one-year anniversary of the commencement of your employment, provided that you remain in the Company’s employ.

In the event of a Change in Control (as defined below) of the Company, and (i) if within eighteen months of such Change in Control you are terminated by the Company without Cause (as defined below), or you resign for Good Reason (as defined below) or (ii) if on the eighteen-month anniversary of such Change in Control you continue to be employed by the Company, then all your unvested options will be fully vested upon your execution of a comprehensive release of claims in the Company’s favor, in a form and of a scope reasonably acceptable to the Company. The exercise price shall be the fair market value of the Company’s common stock as determined by the Board of Directors at the time of the issuance of the option grant. The terms of the Option shall be subject to and governed by the Company’s stock plan and a stock option agreement between you and the Company.

In connection with your employment and in addition to your base salary, you are eligible for an annual performance based bonus payable the first quarter of the ensuing year. Your target Bonus will be 20%, of your then current annualized base salary, subject to Board discretion. You will be eligible to receive your full 20% bonus payable the first quarter of 2008 based on your performance in 2007, subject to Board discretion. The foregoing shall not limit the ability of Inotek, in its sole discretion, to grant additional bonuses or grant raises.

As a Company employee, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company. Currently, Inotek provides full funding of group long-term disability insurance, 80% funding of Blue Cross/Blue Shield HMO health care insurance, 80% funding of Delta Dental insurance, and an optional employee paid Vision Plan. Inotek’s 401K-pension plan is funded by employee voluntary contributions with a 3% match contribution by the Company. Employees are able to invest funds in their retirement account at their own direction. The Company’s contribution to the retirement fund is vested incrementally over a three-year period.

You will be eligible to accumulate up to 20 days of paid vacation annually, to be accrued on a monthly basis each month that you work in accordance with the Company’s policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. In addition, you will be entitled to up to 10 sick days per year which are prorated based on hire date for the first year. In addition, you will be eligible to receive on an annual basis 11 Holidays (7 standard, 4 floating) if hired before July 1. Unless otherwise agreed to by the Company, only a maximum of five (5) vacation days (and no sick days) may be carried over from one year to another.

You should note that the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

Your employment will be in Beverly, Massachusetts. The Company will pay or reimburse you for reasonable travel, or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder in accordance with the Company’s policies.

You should be aware that your employment with the Company constitutes “at-will” employment. This means that your employment relationship with the Company may be terminated at any time with or without notice, with or without Cause or for any or no Cause, at either party’s option. You understand and agree that neither your job performance nor promotions, commendations, bonuses (if any) or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company. Please note, however, that if you are terminated by the Company without Cause, then upon your execution of a comprehensive release of claims in the Company’s (and/or its successor(s)) favor in a form and of a scope reasonably acceptable to the Company, you shall also receive severance payments, at a monthly rate equal to your then current monthly base salary, for six (6) months. Such severance payments shall be payable on at least a monthly basis and shall be subject to all applicable federal, state and local withholding, payroll and other taxes.

For purposes of this letter, “Change in Control” shall mean (i) the sale of the Company by merger in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); (ii) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction); or (iii) any other acquisition of the business of the Company, as determined by the Board.

For purposes of this letter, “Good Reason” shall mean any one or more of the following: i) the Company’s reduction of your compensation as of the Effective Date that is not part of a reduction applicable to the other senior executives of the Company, or the Company’s failure to pay your compensation in the time and manner contemplated herein; (ii) the Company’s requirement that you relocate to an office more than 50 miles from the current Beverly, Massachusetts office; or (iii) the material reduction in your title, responsibilities, duties, reporting relationships or authorities as Executive Vice President, Pharmaceutical Development as they exist on the Effective Date; provided, however, that an event described in this sentence shall not constitute Good Reason unless it is communicated by you to the Company in writing within 90 days of the event, and the Company has not cured the event within 30 days of receiving written notice from you setting forth the nature of such alleged Good Reason.

For purposes of this letter, “Cause” shall mean any one or more of the following: (i)your misconduct, deliberate disregard of the rules or policies of the Company, or breach of fiduciary duty to the Company; (ii)your commission of an act of fraud, theft, misappropriation or embezzlement; (iii) your violation of federal or state securities laws; (iv) your conviction of, or pleading nolo contendere to, a felony or any other crime involving moral turpitude; or (v) your material breach of this offer letter, any stock option agreement between you and the Company, the Confidentiality Agreement attached hereto as Exhibit B, or any other written agreement between you and the Company. Please note that you shall not be eligible for any severance payments should your employment terminate because of your death or Disability. For purposes of this letter, you shall be deemed to have a Disability if you are unable to perform the essential functions of your job or without reasonable accommodation for a period of 120 consecutive or cumulative calendar days in any 12-month period. Any accommodation will not be deemed reasonable if it imposes an undue hardship on the Company. You agree to submit to an examination by a Company-selected physician for the determination of any such Disability. Such physician shall not be an employee or consultant of the Company, nor shall such physician be located more than 50 miles from the current Beverly, Massachusetts office.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States, Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or during the term of your employment makes plans to become involved, nor will you engage in any other activities that conflict with your obligations to the Company. However, subject to the Company’s prior written approval, you may serve on other boards of directors or engage in religious, charitable or other community activities as long as such services and activities do not interfere or conflict with your performance of duties to the Company, as determined by the Company in its discretion. You represent and warrant that as of your Effective Date at the Company, you have no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude you from complying with the provisions hereof, and further covenant that you will not enter into any such conflicting Agreement during the term of your employment.

As a Company employee, you will be expected to abide by Company rules and regulations. You also agree to maintain the confidentiality of all confidential and proprietary information of the Company and agree, as a condition of your employment, to enter into Exhibit A, Confidential Information and Invention Assignment Agreement, acceptance of which is an integral part of this offer.

All dollar figures quoted in this agreement are understood to represent currency of the United States of America.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Suffolk County, Massachusetts. However, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information. The Company will pay the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were free to bring the dispute or claim in court as well as any other expense or cost that is unique to arbitration. The Company and you each will pay their own counsel fees and other expenses associated with the arbitration. The parties agree that the arbitrator will have the authority to direct such discovery as the arbitrator deems necessary and appropriate with respect to the parties’ claim(s) and defense(s), consistent with the applicable Rules of Civil Procedure and Rules of Evidence. Additionally, the arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based.

This letter, and Exhibits A and B incorporated herein by reference and any stock option agreement between you and the Company, together represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral. Your signature accepting this letter signifies your further separate agreement to Exhibits A and B.

The terms of this letter may only be amended, canceled, or discharged in writing signed by you and the Company. This letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Massachusetts. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision.

You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this letter, and are knowingly and voluntarily entering into this letter.

We are expecting you to notify us within one week from the date of this offer if you decide to take the offered position with the conditions above.

I look forward to working with you at Inotek Pharmaceuticals Corporation.

Sincerely Yours,

/s/ Andrew Salzman, M.D.

Andrew Salzman, M.D.

President and CEO

For William K. McVicar, Ph.D.

Signature:	/s/ William K. McVicar, Ph.D.

Date:	9/5/07

SSN:

Address: 31 Powers Road, Sudbury, MA 01776

Telephone: 978-443-1658

For INOTEK

Signature:	/s/ Jean Paul Gosselin

Date:	5/2/07

Encl.	Exhibit A:	Job Description
	Exhibit B:	Confidentiality Agreement

Exhibit B:	CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (“Agreement’) is made and entered into as of the Effective Date indicated below by and between Inotek Pharmaceuticals Corporation (“Inotek” or the “Company”), a Delaware corporation with principal place of business at Suite 419E, 100 Cummings Center, Beverly, MA, 01915, and William K. McVicar, Ph.D. (the “Employee”). In consideration of the mutual promises contained herein, the value and sufficiency of which is mutually acknowledged, the parties agree as follows:

1.	CONFIDENTIALITY

1.1. “Confidential Information” means any information disclosed previously, at present, or in the future to Employee by the Company (whether directly or indirectly, in writing, orally, or by inspection of processes or tangible objects or descriptions) as well as any Inventions (defined below) and/or information created by Employee in connection with this Agreement, which is either identified as confidential or proprietary, or whose confidential or proprietary nature Is reasonably apparent under the circumstances. Confidential Information includes any and all of the following without limitation, whether or not expressly identified as confidential: business plans, financial analyses, marketing plans, funding sources, customer names, customer lists and any other personally-identifying customer data, technical contacts, employee names, employee lists and other personally-identifying employee data, technology, software (source code or object code), documentation, product plans, products, services, Inventions, processes, methodologies, designs, drawings, engineering or hardware configuration information, production assets, development methods, research, formulas, know-how, and trade secrets; as well as any information that may be expressly identified as confidential or proprietary. Confidential Information shall also include the names and other personally-identifying data of any agent, contractor, employee, or vendor of Company which Employee learns in connection with his employment with the Company. This document itself shall also be deemed Confidential Information.

1.2. Confidential Information does not, however, include information to the extent that Employee can establish that it:

1.2.1. was publicly known and made generally available in the public domain prior to the time of disclosure to Employee by the Company;

1.2.2. becomes publicly known and made generally available in the public domain after disclosure to Employee by the Company through no improper action or inaction of Employee;

1.2.3. is already in the possession of Employee without confidentiality restrictions, at the time of disclosure by the Company, as expressly enumerated in Schedule 2 of this Exhibit, or its subsequent amendments, where such amendments are mutually accepted by the Employee and the President of the Company; or

1.2.4. is obtained by Employee from a third party without a breach of a party’s obligations of confidentiality to the Company.

Notwithstanding the exceptions set forth in this Section 1.2, abstracts and any other professional documents under consideration or review for publication in trade or other journals or publications or at conferences (“Preprints”) which contain Confidential Information shall be not be deemed to be in the public domain until actual publication. In addition, Confidential Information shall not be deemed to be in the public domain merely because some portion of such information has been publicly disclosed, nor because individual features, aspects, components, details, or partial combinations thereof are, or become, known to the public. For example, a list of customers shall not be considered in the public domain, even though the names of certain individual customers have been publicly disclosed by Company or are publicly known.

1.3. Employee shall not, during or subsequent to the term of his employment with the Company, use the Company’s Confidential Information for any purpose whatsoever other than the performance of services on behalf of the Company or disclose the Company’s Confidential Information to any third party. Confidential Information shall remain the sole property of the Company. Employee further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Nothing herein shall be deemed to grant Employee a license or other right to use any of Company’s intellectual property other than in the performance of services on behalf of the Company. Employee shall not by itself or through any third party reverse engineer, decompile or disassemble any prototypes, software or other tangible objects which embody the Company’s Confidential Information and which may be provided to Employee. In view of Employee’s access to the Company’s trade secrets and proprietary know-how, Employee further agrees that he/she will not, without Company’s prior written consent, design identical or substantially similar Inventions as those developed under this Agreement for any third party during, or subsequent to, the term of this Agreement. It is the Company’s express intention that this Agreement not be construed to prevent the Employee from engaging in his regular occupation or using his experience, skill and training in other employment in competition with the Company, or in employment for a competitor of the Company, after the termination of the Employee’s employment with the Company. Rather, it is the Company’s express intention that this Agreement and this paragraph be construed to preclude the Employee from using or disclosing Confidential Information that he obtained through his employment with the Company. The provisions of this paragraph shall be construed in material conformity with this express intention.

1.4. Employee agrees that Employee shall not, during the term of his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Employee has an agreement or duty to keep in confidence information acquired by Employee in confidence, if any. Employee will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation of a third party’s rights by any Invention (defined below) provided to the Company by Employee under this Agreement.

1.5. Upon the termination of the Employee’s employment with the Company, or upon Company’s earlier request, Employee will deliver to the Company (and will not keep in Employee’s possession, recreate or deliver to anyone else) all of the Company’s property, Confidential Information any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to his employment or otherwise belonging to the Company, its successors or assigns. Employee agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of employment, Employee agrees to sign and deliver the ‘Termination Certification” attached hereto as Schedule 1.

1.6. It shall not be considered a violation of this Agreement (particularly including but not limited to paragraphs 1.3, 1.4 and 1.5 above) if the Employee is required by court process or court order to disclose Confidential Information or the terms of this Agreement. In the event that the Employee receives any document or court order reasonably requiring the disclosure of Confidential Information, the Employee shall immediately notify the Company of such document or court order, and shall cooperate with the Company in its response to such document or court order, if any. In the event that the Employee is no longer employed by the Company at the time that he/she receives a document or court order relating to or requiring the disclosure of Confidential Information, the Company shall compensate the Employee for his/her cooperation, at the Employee’s then normal hourly rate, and shall reimburse the Employee for all costs incurred by the Employee as a result of his cooperation with the Company in its response to said document or court order.

2.	OWNERSHIP

2.1. Employee agrees that Company shall own all right, title and interest in and to all notes, records, drawings, designs, marks, logos, inventions, works of authorship, copyrightable material, improvements, developments, discoveries and trade secrets conceived, made or discovered by Employee, solely or in collaboration with others, during the period of his employment with the Company which relate in any manner to the business of the Company that Employee may be directed to undertake, investigate or experiment with or which Employee may become associated with in work, investigation or experimentation in the line of business of Company insofar as they arise in the performance of Employee’s services for the Company (collectively, “Inventions”). In addition, any Inventions which constitute copyrightable subject matter shall be considered “works made for hire” within the meaning of the United States Copyright Act and any similar laws of other jurisdictions. Employee further agrees to promptly assign (or cause to be assigned) and does hereby assign fully to the Company all right, title and interest in and to such Inventions including all copyrights, trademarks, patents, mask work rights or other intellectual property rights therein or relating thereto. The Inventions shall be considered Confidential Information. Nothing in this Agreement is intended to grant any rights to Employee under any patent, copyright, trademark, trade secret or other intellectual property rights of the Company, nor shall this Agreement grant Employee any rights in or to Confidential Information except as expressly set forth herein.

2.2. Employee agrees to assist Company or the Company’s designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, trademarks, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, including all copyrights, trademarks, patents, mask work rights or other intellectual property rights relating thereto. Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

2.3. Employee agrees that if, in the course of his employment with the Company, Employee incorporates into any Invention developed hereunder any Prior Invention (as defined below) owned by Employee or in which Employee has an interest, Employee shall notify the Company explicitly of this, and the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, and perform publicly and by means of digital audio transmission, such item as part of or in connection with such Invention.

2.4. Employee agrees that if the Company is unable because of Employee’s unavailability, mental or physical incapacity, or for any other reason, to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or mask work, trademark or copyright registrations covering the Inventions assigned to the Company above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and Issuance of patents and copyright, trademark and mask work registrations with the same legal force and effect as if executed by Employee.

2.5. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of employment with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and/or any other suitable format. The records will be available to and remain the sole property of the Company at all times. Employee agrees not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.

2.6. Employee has attached hereto, as Schedule 2, a list describing with particularity all inventions, discoveries, original works of authorship and derivative works thereof, developments, concepts, know-how, improvements, trademarks and trade secrets which were made or developed by Employee prior to the commencement of employment with the Company, or which Employee is currently developing, which belong solely to Employee or belong to Employee jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”); or, if no such list is attached, Employee represents that there are no such Prior Inventions. The completion of this Schedule 2 at the time that this Agreement is executed shall not preclude the Employee from later submitting an amended Schedule 2 which identifies other inventions of the Employee, or other inventions which he jointly developed with another person, and which in the opinion of the Company’s Board do not relate to the Company’s business, products or research and development.

3	SOLICITATION OF EMPLOYEES

Employee agrees that for a period of twelve (12) months immediately following the termination of his relationship with the Company for any reason, whether with or without cause, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for himself or for any other person or entity.

4.	NOTIFICATION TO OTHER PARTIES

Employee hereby grants consent to notification by the Company to any other parties besides the Company with whom Employee maintains an employment or consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, of Employee’s rights and obligations under this Agreement.

5.	SURVIVAL OF PROVISIONS; AMENDMENT; ASSIGNMENT

Employee’s obligations as set forth in this Agreement will survive the termination of employment with the Company. None of the provisions contained in this Agreement can be changed without a writing signed by each of Employee and the Company. Employee acknowledges that Employee has no right or power to assign this Agreement. Employee also acknowledges that the Company may assign this Agreement freely.

6.	EQUITABLE RELIEF; ATTORNEY’S FEES; EXTENSION OF PERIOD

If Employee breaches any provision of this Agreement, the Company will be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach. The prevailing party in any action or proceeding brought with respect to this Agreement shall be entitled to recover from the other party his or its reasonable attorney’s fees incurred in connection with such action or proceeding. The Company’s rights and remedies under this Section 6 are in addition to and cumulative with any other rights and remedies to which the Company may be entitled.

7.	SEVERABILITY

If one or more provisions of this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

8.	BINDING OBLIGATION

This Agreement will be binding upon Employee’s heirs, executors and administrators, and the Company, and will inure to the benefit of the Company and its successors and assigns.

9	GOVERNING LAW; CONSENT TO PERSONAL/JURISDICTION

This Agreement will be governed by the laws of Massachusetts notwithstanding its choice of law rules. Employee hereby consents to the subject matter jurisdiction of the State and Federal Courts located in Massachusetts for any lawsuit filed there against the Employee by the Company arising from or relating to this Agreement. However, Employee acknowledges that the Company may seek enforcement of this Agreement in any appropriate court and in any jurisdiction where the Employee is subject to personal jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the following Effective Date of Confidentiality Agreement: September 19, 2007

For EMPLOYEE

Signature and date:	/s/ William K. McVicar 9/5/07
Name: William K. McVicar, Ph.D.
Title and SSN: Executive Vice President, Pharmaceutical Development
Address: 31 Powers Road, Sudbury, MA 01766
Telephone: 978-443-1658
Fax:
E-mail: coachmcvicar@comcast.net

For INOTEK

Signature and date:	/s/ Andrew Salzman
Name: Andrew Salzman, M.D.
Title: CEO and President
Telephone: (978) 232 9660 ext 226
Fax: (978)232 8975
E-mail: asalzman@inotekcorp.com

SCHEDULE 1

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Inotek Corporation, its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidentiality Deed (the “Agreement”) signed by me, including the reporting of any Inventions (as therein defined), conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

Date:

Employee’s Signature

Employee’s Printed Name

December 23, 2008

William K. McVicar, Ph.D.

31 Powers Road

Sudbury, MA 01776

Re: Amendment to Offer of Employment

Dear Dr. McVicar:

This letter amends the terms of the employment offer letter (the “Offer Letter”) dated as of August 23, 2007, by and between Inotek Pharmaceuticals Corporation (the “Company”) and you as set forth below. Capitalized terms not defined herein shall have the meaning specified in the Offer Letter.

1. The paragraph of the Offer Letter describing your bonus is hereby amended by inserting the following sentence at the end thereof:

“Any bonus payable hereunder shall be paid between January 1 and March 15 of the year following the year in which such bonus was earned”

2. The paragraph of the Offer Letter describing your status as an “at-will” employee of the Company and any potential severance payments payable upon the termination of your employment (the “Severance Paragraph”) is hereby amended by inserting the following immediately prior to the comma after “acceptable to the Company” within the fourth sentence thereof:

“within the 21-day period following the date your employment terminates and the expiration of the seven-day revocation period for such release”

3. The Severance Paragraph is hereby amended by inserting the following immediately after “on at least a monthly basis” within the final sentence thereof:

“, commencing on the first regular payroll date of the Company that occurs 30 days following the date your employment terminates,”

4. The Severance Paragraph is hereby amended by adding the following sentence at the end thereof:

“Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment.”

5. The Offer Letter is hereby amended by inserting the following as a new section thereto:

“Section 409A

Anything in this Offer Letter to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Offer Letter on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

The parties intend that this Offer Letter will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Offer Letter is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Offer Letter may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

All in-kind benefits provided and expenses eligible for reimbursement under this Offer Letter shall be provided by the Company or incurred by you during the time periods set forth in this Offer Letter. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”

6. All other provisions of the Offer Letter shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Offer Letter except to the extent specifically provided for herein.

7. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Please indicate your acceptance of this Amendment to the Offer Letter by signing the enclosed copy of this letter and returning it to me.

INOTEK PHARMACEUTICALS CORPORATION

By:	/s/ James G. Ham III
Name:	James G. Ham, III
Title:	EVP, Chief Financial Officer

Accepted and agreed:

/s/ William K. McVicar
William K. McVicar, Ph.D.

October 9, 2009

William K. McVicar, Ph.D.

31 Powers Road

Sudbury, MA 01776

Re: Amendment No. 2 to Offer of Employment

Dear Dr. McVicar:

This letter further amends the terms of the employment offer letter (the “Offer Letter”) dated as of August 23, 2007, as amended as of December 23, 2008, by and between Inotek Pharmaceuticals Corporation (the “Company”) and you as set forth below. Capitalized terms not defined herein shall have the meaning specified in the Offer Letter.

1. The paragraph of the Offer Letter describing the vesting of your options upon a Change in Control is hereby amended by replacing the first sentence thereof with the following sentence:

“In the event of a Change in Control (as defined below) of the Company, and (i) if within twelve months of such Change in Control you are terminated by the Company without Cause (as defined below), or you resign for Good Reason (as defined below) or (ii) if on the twelve-month anniversary of such Change in Control you continue to be employed by the Company, then all your unvested options will be fully vested upon your execution of a comprehensive release of claims in the Company’s favor, in a form and of a scope reasonably acceptable to the Company.”

2. The paragraph of the Offer Letter describing your status as an “at-will” employee of the Company and any potential severance payments payable upon the termination of your employment is hereby amended by replacing the fourth sentence thereof with the following sentence:

“Please note, however, that if you are terminated by the Company without Cause, including in connection with a Change in Control, then upon your execution of a comprehensive release of claims in the Company’s (and/or its successor(s)) favor in a form and of a scope reasonably acceptable to the Company within the 21-day period following the date your employment terminates and the expiration of the seven-day revocation period for such release, you shall receive severance payments, at a monthly rate equal to your then current monthly base salary for twelve (12) months.”

3. All other provisions of the Offer Letter shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Offer Letter except to the extent specifically provided for herein.

4. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Please indicate your acceptance of this Amendment to the Offer Letter by signing the enclosed copy of this letter and returning it to me.

INOTEK PHARMACEUTICALS CORPORATION

By:	/s/ Paul Howes
Name:	Paul Howes
Title:	CEO

Accepted and agreed:

/s/ William K. McVicar, Ph.D.
William K. McVicar, Ph.D.